UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 4, 2008

Capella Education Company

(Exact name of Registrant as specified in its charter)

Minnesota	001-33140	41-1717955
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

225 South 6th Street, 9th Floor Minneapolis, Minnesota	55402
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (888) 227-3552

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 4, 2008, the Board of Directors of Capella Education Company (the “Company”) approved amendments to the Company’s Bylaws, which changes are effective as of December 4, 2008. The amendments substantively revise Sections 1.13, 1.14, 1.15 and 1.16 of the Company’s Bylaws. The principal features of these amendments are as follows:

Advance Notice Bylaws.

Section 1.13 through Section 1.16 of the Bylaws pertain to nominations of directors and business to be conducted at the annual meeting. These provisions of the Bylaws, as revised, require shareowners intending to make a director nomination or bring other business at a shareowner meeting to have provided the Company advance written notice of such nominations or business, generally between 90 and 120 days before the shareowner meeting.

The amended Bylaws (i) explicitly provide that the Bylaws apply to all shareowner nominations and proposals of business and are the exclusive means for a shareowner to submit such business, other than proposals governed by Rule 14a-8 of the federal proxy rules (which provides its own procedural requirements) and (ii) expand the required disclosure regarding the shareowners making such proposals or nominations to include, among other things, all ownership interests, hedges, economic incentives (including synthetic or temporary stock ownership) and rights to vote any shares of any security of the Company. In addition, the amended Bylaws provide that a shareowner making a director nomination or bringing other business at a shareowner meeting must not only provide certain information at the time of the notice, but also in certain circumstances update such information shortly prior to the time of the annual meeting.

The preceding is qualified in its entirety by reference to the Company’s Bylaws, which are attached hereto as Exhibit 3.2 and are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

3.2	Second Amended and Restated Bylaws of Capella Education Company (effective as of December 4, 2008).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CAPELLA EDUCATION COMPANY

Date: December 10, 2008	By	/s/ Gregory W. Thom
Gregory W. Thom
Vice President, General Counsel and Secretary